                                                                                                                                                                                                                                                                                                                                                                                                                    Exhibit 10.5

Inventory Consignment Agreement – Jubilee Rainbow Limited

1) THIS AGREEMENT made on this 28th day of December, 2011, by and between My Natural Baby Boutique Inc. (name to be changed in 2012 to Organic Treehouse Ltd.), collectively the “Company” organized under the laws of the state of Nevada, having its principal office at 120 Somerset Drive, Suffern, NY 10901 and Jubilee Rainbow Limited (“Jubilee”)  located at 3/F., No. 43, Fa Yuen street, Mong Kok, Kowloon, Hong Kong, a company registered or under the laws of the British Virgin Islands, as follows:

2) APPOINTMENT AND ACCEPTANCE.  The Company appoints Jubilee to hold the attached inventory list for sale by Jubilee to its customers in Asia.  Jubilee agrees to market the inventory on a consignment basis.  All such inventory accepted by Jubilee shall remain the property of the Company and sold by Jubilee.

3) Sales.  Jubilee will hold the consigned inventory at its warehouse(s) or customers, and will sell, market, extend credit and collect from its customers all funds due for the inventory items on the attached listing.  The customers are customers of Jubilee not the Company.  The proceeds of all sales of consigned inventory shall belong to Jubilee.

4) COMPUTATION AND PAYMENT FOR INVENTORY ITEMS SOLD BY JUBILEE

a. Payments for consigned inventory goods sold by Jubilee are due and payable to the Company twenty five days following the month in which the consigned inventory goods are sold.

b. Jubilee will send the Company a monthly detailed statement showing the Jubilee’s sales (consigned inventory usage) activity for the month by the fifth day of the month following the month of the inventory usage.

c. Jubilee will pay the Company a prepayment equal to 50% of the consigned inventory value it holds or receives on consignment from the Company.  This deposit held by the Company will be applied against all future sales of the applicable consigned inventory, where a 50% deposit was received by the Company, the Company will bill the balance of the 50% payment due to the Company once its receives the monthly inventory usage report from Jubilee.

d. There shall be a deduction from any sums due to the Company, an amount equal to the amount previously paid or deposited, should any of the product be defective and returned to Jubilee by its customer.

5) ACCEPTANCE OF ORDERS.  All sales orders are subject to acceptance or rejection by an authorized officer of Jubilee and to approval by its Credit Department.  Jubilee shall be responsible for all credit risks and collections.

6) TERMS OF SALES.  All Jubilee sales shall be at prices and upon terms established by the Jubilee and it reserves the right to set the price of its sales based on its acquisition cost.  Jubilee shall also have the right to, at its discretion, establish, change, alter or amend the terms and conditions of an individual sale with its customers.

7) JUBILEE  RELATIONSHIP AND CONDUCT OF BUSINESS

a.  All the Company’s inventory shall be segregated and accounted for separately from other Supplier’s inventories.  A full accounting of such inventories will be provided upon request.  All inventory items will be covered by Jubilee’s insurance policy for loss from theft and fire.

b. Jubilee shall maintain its own sales office in the Asia territory and devote such time as may be reasonably necessary to sell and promote the Company’s inventory.

c. Jubilee will:
i.   Conduct all of its business in its own name and in such manner, as it may seem fit.
ii.          Pay all expenses whatever of its offices and activities.
iii.         Be responsible for the acts and expense of its employees.

d. Nothing in this agreement shall be constructed to constitute Jubilee as the partner, employee or agent of the Company nor shall either have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible for its own actions.

8) TERM OF AGREEMENT AND TERMINATION. This agreement shall be effective on the twenty eighth day of December, 2011, and shall continue in force for 1 year periods, and shall be automatically renewed for additional one year periods thereafter unless terminated by written notice from either party to the other not less than thirty (30) days prior to the end of the initial or subsequent term.  This agreement may also be terminated:

a. By either party in the event of the other party’s unreasonable and repeated failure to perform the terms and conditions of the agreement.

b. By either party upon immediate written notice to the other party that it has filed or had filed against it a petition of bankruptcy (which is not dismissed within thirty (30) days after it is filed) and makes an assignment of the benefit of creditors.

c. By either party when by mutual written agreement.

d. Change of control of either Jubilee or the Company.

9) RIGHT UPON TERMINATION.  Upon termination of this agreement for any reason, the Company shall be entitled to:

a. Payment of its share on all Jubilee’s inventory sales shipped prior to the date of termination.

b. Return of all consignment inventories remaining with Jubilee.

c. Payments referred to in this provision shall be paid on or before the 25th day of the month after Jubilee receives payment for the sale(s).

10) GENERAL. This agreement contains the entire understanding, and shall supersede any oral or written agreements, and shall be binding upon and inure to the benefit of the parities, successors and assigns.  It may not be modified in any way without the written consent of both parties.  Jubilee shall not have the right to assign this agreement in whole or in part without the Company’s written permission.

11) CONSTRUCTION OF AGREEMENT.  This agreement shall be constructed accordingly to the laws of the state of New York.

12) DISPUTES AND ARBITRATION.  The parties agree that any disputes or questions arising hereunder including the construction or application of the agreement shall be settled by arbitration with the rules of the American Arbitration Association then in force, and that arbitration shall be held in New York, NY.  The expense of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expense shall be otherwise assessed.

13) NOTICES.  All notices, demands or other communications by either party to the other shall be in writing and shall  be effective upon personal delivery or if sent by post, seventy two (72) hours after being posted via common carrier.  All such notices shall be addressed as follows until such time as another address is given by notice pursuant to this provision.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement on the day and year first above written in multiple counterparts, each of which will be considered an original.

         My Natural Baby Boutique, Inc., or Organic Treehouse Ltd.

By: /s/ Sophia Movshina
        Name: Sophia Movshina
        Title: President and Principal Accounting Officer

        Jubilee Rainbow Ltd.

By:  /s/Ho Tsz Tot
        Name:  Mr. Ho Tsz Tot
        Title: Director